Exhibit 10.3

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made and entered into on January 19, 2021 (the “Effective Date”) by and between Thomas V. Bushey (the “Executive”) and Ondas Holdings Inc., a Nevada corporation (the “Company”). The Executive and the Company are sometimes herein referred to collectively as the “Parties” and singularly as the “Party.”

WHEREAS, the Executive has provided services to the Company as President under that certain Employment Agreement dated June 3, 2020 (the “Employment Agreement”);

WHEREAS, the Executive desires to voluntarily resign his position as President to pursue other opportunities, and the Company has agreed to accept his resignation as of the Effective Date;

WHEREAS, the Executive and the Company agree that it is in the best interest of the Company for the Executive to continue to serve as a director on the Company’s Board of Directors (the “Board”) if the Board makes a written request for Executive’s continuation on the Board as outlined in the Employment Agreement;

WHEREAS, the Executive agrees to waive his entitlement to any accrued salary and vacation through the Effective Date.

WHEREAS, the Executive and the Company entered into a Restricted Stock Unit Agreement dated June 3, 2020 (the “RSU Agreement”) pursuant to which the Executive was granted the right to receive three million shares of the Company’s common stock (or one million shares of the Company’s common stock on a post-split basis) (the “RSU Shares”) upon the satisfaction of certain conditions. The Executive will have the right to receive one-half of the RSU Shares on the Effective Date and the remaining RSU shares will be cancelled. The RSU Shares will be issued on June 3, 2022.

WHEREAS, in order to provide a smooth transition, the Parties have agreed that the Executive will provide consulting services to the Company as described herein and in the Consulting Agreement attached hereto as Exhibit A; and

WHEREAS, the Parties have agreed to the terms of this separation as outlined herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, the Parties agree as follows:

1. Effect of WHEREAS Clauses: The “WHEREAS” clauses set forth above are expressly incorporated in and form part of the terms of this Agreement.

2. Resignation by Executive: Executive agrees to voluntarily resign from his position as President of the Company on the Effective Date (the “Resignation”). The Executive agrees to execute the Resignation attached hereto as Exhibit B.

3. Board Position: Executive will continue to serve as a director of the Company’s Board after the Effective Date if a written request is made by the Board.

4. Waiver of Accrued Salary and Vacation and Plan Benefits: The Executive agrees to waive entitlement to accrued salary in the amount of $125,256.37 and accrued vacation in the amount of $9,846.15 as of the Effective Date. Executive confirms that he has no outstanding expenses. Executive also confirms that he was not covered by any benefit plan during his employment and that there are no plan benefits which are due Executive at the Effective Date. Executive states he is aware of no sums or amounts due to him as a result of his employment with the Company.

5. RSU Shares: Pursuant to the terms of the RSU Agreement, on June 3, 2022, the Executive will be issued an aggregate of 500,000 RSU Shares (375,000 shares vested as of December 31, 2019 and 125,000 shares for which vesting was accelerated by the Compensation Committee.) The remaining 500,000 RSU Shares granted under the RSU Agreement will be cancelled.

6. Consulting Agreement: Subject to the terms and conditions herein and in the Consulting Agreement, the Company will pay the Executive the following fees and provide the following benefits beginning the day following the Effective Date and continuing through the Termination Date, as defined below:

A. Duties to be Performed by Executive: The Company’s CEO will provide guidance to the Executive regarding his monthly duties. Notwithstanding such guidance, Executive will determine the method, details, and means of performing the subject duties required of Executive.

B. Remuneration for Executive’s Services:

(i) Consulting Fees: The Company will pay the Executive the consulting fees outlined in the Consulting Agreement beginning on the day following the Effective Date and continuing through the Termination Date.

(ii) Medical Insurance Coverage: On the Effective Date, the Executive was not a covered employee under the Company’s medical insurance policy, and will not be eligible for medical insurance coverage offered by the Company.

C. Term: The Consulting Agreement, and this Agreement, shall have a Termination Date of July 19, 2021, or any earlier date on which the Consulting Agreement is terminated by the Company for cause or mutually terminated by the parties (the “Termination Date”).

(i) Termination by Company for Cause: At any time after the day following the Effective Date and prior to the Termination Date, the Company may accelerate the Termination Date for cause (“Cause”). Cause shall include, but not be limited to, (a) the failure of the Executive to perform any requirements hereunder and (b) the failure of the Executive to perform any duties assigned by the Company’s CEO pursuant to the Consulting Agreement.

7. Confidential and Proprietary Information; Preservation of Trade Secrets:

A. Definition: As used herein, “Confidential and Proprietary Information” means any and all information, regardless of when received, concerning the Company, including but not limited to, the whole or any portion or phase of any development, engineering and manufacturing activity, scientific or technical information, design, process, procedure, formula, pattern, specification, drawing, compilation, program, device, method, technique, improvement, manufacturing standard, computer programs, data stored on computers, disks or other media, files, general business information, plans, consultants’ reports, financial information, listing of names, addresses, or telephone numbers, customer lists and other customer-related information, sales and marketing strategies, business relationships with the clients and customers of Company, and all other information and all forms of communications, whether or not marked or designated as “Confidential,” “Proprietary” or the like, in any form, including but not limited to, verbal, written, optical, electronic, physical demonstrations, in person and/or telephone conversations, e-mail and other means of information transfer such as facility tours, regardless of whether such information is protected by applicable trade secrets or similar laws. The term “Confidential and Proprietary Information” shall not include information which: (a) is or becomes generally available to the public other than as a result of the disclosure by Executive; or (b) becomes available to Executive from a source other than the Company or any of its directors, officers, executives, agents, affiliates, representatives, or advisors, provided that to the best of the Executive’s knowledge after inquiry, such source is not bound by a confidentiality agreement with, or other legal, fiduciary or other obligation of secrecy or confidentiality to the Company with respect to such information.

B. Preservation of Confidential and Proprietary Information: Executive acknowledges and agrees that any Confidential and Proprietary Information is the sole and exclusive property of the Company. Executive shall preserve the secrecy and confidentiality of any Confidential and Proprietary Information that Executive acquired in the course of and within the scope of Executive’s employment with the Company.

C. Misappropriation or Improper Disclosure: Without the Company’s prior written consent, Executive shall not use, exploit, copy, misappropriate, improperly disclose, duplicate, or furnish any Confidential and Proprietary Information to any person or entity not privileged to have it.

D. Disclosure Pursuant to Legal Process: If the Executive shall be required by subpoena or similar government order or other legal process (“Legal Process”) to disclose any Confidential and Proprietary Information, then the Executive shall provide the Company with prompt written notice of such requirement and, upon request, cooperate with the Company in efforts to resist disclosure or to obtain a protective order or similar remedy. Subject to the foregoing, if any Confidential and Proprietary Information is required by Legal Process to be disclosed, then the Executive may disclose such Confidential Information, but shall not disclose any Confidential and Proprietary Information for a reasonable period of time, unless compelled under imminent threat of penalty, sanction, contempt citation or other violation of law, in order to allow the Company time to resist disclosure or to obtain a protective order or similar remedy.

E. Reporting of Misappropriation. The Executive has reported and will report to the Company any and all known or suspected misappropriations, or improper uses or disclosures of Confidential and Proprietary Information by Executive or any other known individual or entity.

F. Return of Confidential and Proprietary Information: Executive shall not remove from the Company any original or copy of any document, record, disk, tape, paper, drawing, photograph, or file, which contains or refers to any Confidential and Proprietary Information, or any other property belonging to the Company. In accordance with Section 8 below, Executive represents and warrants to the Company that as of the Effective Date, Executive does not directly possess, or indirectly possess via the Executive’s family member or otherwise, any Confidential or Proprietary Information in tangible form (including electronic computer files). Executive represents and warrants to the Company that as of the Effective Date, Executive did not destroy or delete Company data, except in the ordinary course of business and in accordance with the Company’s document retention requirements. Executive shall be entitled to a copy of his contact and telephone lists and his Outlook Contacts file.

G. Survival. The provisions contained in this Section 7 shall survive this Agreement.

8. Return of Company Property. The Executive shall return to the Company all property of the Company, including, but not limited to: a) property that contains or refers to Confidential and Proprietary Information property, and all such copies that are in Executive’s direct or indirect possession as of the Effective Date, b) other equipment provided to the Executive by the Company, and c) other property owned by the Company, including but not limited to, computer passwords and other information technology data.

9. Non-Disparagement: Executive represents that he has not and agrees that he will not in any way disparage the Company, or the Company’s products, services and business practices, current or former owners, directors, officers, executives, or agents, nor assist any other person, firm, or company in doing so, or make or solicit any comments, statements, or the like to the media or to others that may be considered derogatory or detrimental to the good name or business reputation of any of the aforementioned individuals or entities. Nothing in this paragraph shall be construed to limit in any way Executive’s right and duty to make good faith disclosures as may be required by law and any governmental agency or other governmental institution.

10. Release.

A. The Executive, for himself his personal representatives, forever releases, discharges, holds harmless, and covenants not to sue or bring any claim against the Company or any current or former officers, directors, shareholders, owners, other executives, employees or agents of the Company in their capacity as such (collectively, the “Released Parties” each of whom is individually intended to be a third party beneficiary under this Agreement), from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, agreements, promises, damages, judgments, executions, claims, demands, obligations and liabilities of any kind or nature whatsoever, in law or equity, whether known or unknown, liquidated or un-liquidated, including claims for attorney’s fees or costs, which the Executive or his heirs or personal representatives ever had, now have or hereafter may have against any of the Released Parties, for, upon, or by any reason of any act, omission, occurrence, cause or thing whatsoever occurring prior to or on the Effective Date.

B. Specifically, but without limitation, the Executive releases the Released Parties from, and agrees that he will not bring any action or other claim (except for the benefits specifically set forth in this Agreement) based on his employment or separation from employment with the Company against any of the Release Parties based on any federal or state statute, regulation, rule, or governing employment practices, including, but not limited to The Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act of 1990, The Fair Labor Standards Act, Title VII and all other provisions of The Civil Rights Act of 1964, The Americans with Disabilities Act, The Equal Pay Act, The Employee Retirement Income Security Act of 1974 (except for any vested retirement benefit) The Family and Medical Leave Act, The Fair Credit Reporting Act, The Occupational Safety and Health Act, The Sarbanes-Oxley Act of 2002, The National Labor Relations Act as amended, The Labor Management Relations Act, or under any other federal, state or local employment, civil rights or human rights law, rule or regulations, in each case as amended.

C. Further, without limitation, the Executive agrees that he will not bring any action or other claim against any Released Party based on any theory of wrongful termination, intentional or negligent infliction of mental or emotional distress, or other tort, breach of express or implied contract, promissory estoppels, or any other statutory, regulatory or common law action or claim. Further, also without limitation and except as provided in this Agreement, the Executive expressively waives any rights under any Company Severance Plan, Annual Incentive Bonus Program, Incentive Stock Plan, or any Company Benefit Plan or Program, including for vacation pay, except as otherwise set forth in this Agreement. Any rights that the Executive is entitled to by reason of Executive’s employment with the Company or the termination of such employment that are not specifically enumerated in this Agreement are hereby released, terminated, and cancelled as of the Effective Date. Executive further acknowledges he is aware of no claim he has or may have against the Released Parties that is not being released by his signing below.

D. Notwithstanding the foregoing, the Executive shall retain the protections of any insurance policies for the benefits of the Company’s directors or officers, which is in effect on the Effective Date, pursuant to the terms of said policies.

E. The Company, for itself, its Affiliates, and its current and former officers, directors, shareholders, owners, other executives, employees or agents holds harmless and covenants not to sue or bring any claim against Executive for any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, agreements, promises, damages, judgments, executions, claims, demands, obligations and liabilities of any kind or nature whatsoever, in law or equity, whether known or unknown, liquidated or unliquidated, including claims for attorneys’ fees or costs which the Company has ever had, now has, or hereafter may have against Executive for, upon, or by reason of any act, omission, occurrences, cause or thing whatsoever occurring prior to or on the Effective Date.

11. Cooperation: At the Company’s request, the Executive agrees to cooperate with the Company in any investigations or lawsuits relating to the Company’s business, whether existing as of the Effective Date or which may arise thereafter, until said investigations or lawsuits are completed. The Company will pay the Executive reasonable out-of-pocket expenses incurred by the Executive in connection with his cooperation. This paragraph shall not obligate Executive to agree to a joint defense agreement with the Company.

12. No Admission of Liability. Neither this Agreement, nor anything contained herein, shall be construed as an admission by the Company that it has in any respect violated or abridged any federal, state or local law or any right or obligation that it may owe or may have owed to Executive. Neither this Agreement, nor anything contained herein, shall be construed as an admission by Executive that he has in any respect violated or abridged any federal, state or local law of any right or obligation that he may owe or may have owed to the Company.

13. Set-off Rights of the Company: Executive represents that there are no actions or claims pending with any local, state, or federal agency or court, nor any charges, lawsuits, grievances, arbitrations or requests for investigation seeking damages on his own behalf against the Company or any other Released Party. Executive understands that if he were to bring an action or other claim against the Company or any other Released Party in violation of Section 10 above, or otherwise materially breach this Agreement, then the Company shall have the right to set-off any and all damages to which any Released Party may be entitled against payments or other benefits to the Executive under this Agreement. In the event that the Company determines that the Executive may have materially breached this Agreement, the Company shall be entitled to withhold any or all payments to the Executive set forth herein until such time as the Executive’s breach of this Agreement, and any damages relating thereto, has been finally adjudicated to judgment no longer subject to appeal.

14. Enforcement and Damages.

A. In the event of any material breach of this Agreement by Executive, Executive agrees that damages may be inadequate and difficult, if not impossible, to ascertain and that the Company may enforce this Agreement by specific performance or injunction, as may be issued by a court of competent jurisdiction as defined in Paragraph 17(E) herein, without the necessity of posting bond or other security, which requirement Executive hereby expressly waives.

B. In the event that Executive breaches Section 7 above with respect to any Confidential and Proprietary Information for which the prohibited use, misappropriation, or disclosure of such information could reasonably be expected to have a material adverse effect on the business or prospects of the Company, then in addition to any injunctive relief to which the Company may be entitled, the Company may seek monetary or other damages in a court of competent jurisdiction as defined in Paragraph 17 of this Agreement.

12. Exception for Challenge Under the Older Workers’ Benefits Protection Act: The provisions of Sections 11, 13, and 17(G) are not intended to and shall not affect the right of Executive to file a lawsuit, complaint or charge that challenges the validity of this Agreement under the Older Workers Benefit Protection Act, 29 U.S.C.§ 626(f), with respect to claims under the ADEA. This section is not intended to and shall not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment or set-off of any monies paid should the release of ADEA claims in this Agreement be found to be invalid. Neither does this Section affect the Company’s right to recover attorney’s fees or costs to the extent authorized under federal law. The provisions of Sections 7, 11, 13 and 17(G) shall apply with full force and effect with respect to any other legal proceeding.

13. No Raid: Executive agrees that he will not, for a period of twelve (12) months following the Termination Date, for any reason whatsoever, do any of the following:

A. Hire or otherwise engage the services of any officer or employee of the Company; or

B. Solicit, entice, persuade, encourage or otherwise induce any employees of the Company to terminate such employment or to become employed by any person or entity other than the Company.

14. Agreement not to Compete:

A. The Executive agrees that he will not, for a period of twelve (12) months following the Termination Date, for any reason whatsoever, do any of the following:

(i) Solicit, entice, persuade, encourage or otherwise induce any individual or entity (including any subsidiary or affiliate of such individual or entity and any officer, stockholder, partner, employee or other representative of such individual or entity) that was a customer of the Company (whether or not the Executive provided services for such customer) at any time Executive was an employee of the Company (a) to refrain from purchasing products manufactured by the Company or using the services of the Company, or (b) to purchase products and services available from the Company from any person or entity other than the Company;

(ii) Own, manage, control or participate in the ownership, management, or control, or be employed or engaged by or otherwise affiliated or associated as an employee, consultant, independent contractor, director, agent or otherwise with any other corporation, partnership, proprietorship, firm, association or other business entity in the world (“Competitive Companies”) that manufactures or sells any product that competes with or is a substitute for the products sold by the Company; provided, however, that the Executive may own up to five percent (5%) of any class of publicly-traded securities of any such entity;

B. Executive has carefully considered the nature and extent of the restrictions upon him under this Section 14 and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, subsidiaries, successors and assigns, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s means of support, are fully required to protect the legitimate interest of the Company, and do not confer a benefit upon the Company disproportionate to the detriment of the Executive. Executive further acknowledges that this Section 14 was negotiated with the Company and is a material provision of this Agreement.

15. Period for Review and Consideration of Release. Executive understands and acknowledges that he has been given an opportunity for the period of time he deems reasonable and necessary to review and consider this Agreement before signing it.

16. Encouragement to Consult with Attorney. Executive acknowledges he was advised by the Company to consult with an attorney before signing this Agreement.

17. Miscellaneous.

A. Entire Agreement. This Agreement contains the entire and exclusive understanding and agreement of the terms and conditions between the Executive and the Company with respect to its subject matter, and supersedes any and all prior agreements or understandings, written or oral, between Executive and the Company with respect to its subject matter. This Agreement may only be modified, amended or terminated, subject to the terms of Section 6.C.(i), by written agreement between the Executive and the Company.

B. Counterparts. This Agreement may be executed in two counterparts, which together shall be considered an original. A signature provided by facsimile shall be deemed to be a valid execution of this Agreement.

C. Non-Waiver. The failure of a Party to insist upon strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver of any provision of this Agreement must be in a written instrument signed and delivered by the Party waiving the provision.

D. Further Action. The Parties shall execute and deliver all documents, provide all information, and take or forebear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

E. Governing Law, Jurisdiction, and Venue. This Agreement and any and all actions arising out of or in any way related to this Agreement, shall be governed, construed, and enforced in accordance with the internal laws of the State of Nevada applicable to contracts wholly executed and performed therein without regard to any conflicts of laws or rules.

The Executive and the Company hereby submit to the exclusive jurisdiction of federal court in the United States District Court for the District of Massachusetts or state trial courts in Suffolk County, Massachusetts (and any appellate courts with jurisdiction over such trial courts) for any claim by either party arising out of or related to this Agreement. The Executive and the Company waive any and all rights to raise a defense of forum non-conveniens in any such action.

F. Interpretation. Neither Party shall be deemed the drafter of this Agreement nor shall it be construed or interpreted in favor of or against either Party. Prior drafts of this Agreement shall not be used to interpret any language herein or the intent of the Parties.

G. Savings Clause. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

H. Titles and Captions. All section headings or captions contained in this Agreement are for convenience only and shall neither be deemed a part of the context nor effect the interpretation of this Agreement.

I. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each Party.

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IN WITNESS WHEREOF, the Parties hereto have duly and voluntarily executed this Agreement as of the date first written above.

ONDAS HOLDINGS INC.

By:	/s/ Eric A. Brock
Eric A. Brock
Chief Executive Officer

EXECUTIVE

/s/ Thomas V. Bushey
Thomas V. Bushey

EXHIBIT A

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Consulting Agreement”) is dated January 19, 2021 (the “Effective Date”), by and between ONDAS HOLDINGS INC., a Nevada corporation (the “Company”), with corporate headquarters located at 61 Old South Rd., #495, Nantucket, MA 02554, and THOMAS V. BUSHEY (the “Consultant”), having a mailing address of 56 Gould Rd., Waban, MA 024689.

WHEREAS, the Company and the Consultant entered into a Separation Agreement and General Release (“Agreement and Release”) dated January 19, 2021;

WHEREAS, as a condition of the Agreement and Release, the Company and the Consultant agreed to enter into this Consulting Agreement; and

WHEREAS, all capitalized terms used herein that are not otherwise defined, will have the definitions as described in the Agreement and Release;

NOW, THEREFORE, the terms of this Consulting Agreement are set forth below:

1. Engagement and Duties. The Company hereby engages the Consultant as an independent contractor to provide strategic business advice and related consulting services during the term of this Consulting Agreement as requested by the Company. The Consultant will work at the direction of the Company’s management.

2. Fees and Expenses. The Consultant shall be paid a monthly fee of $7,500.00. The Consultant may earn additional compensation, including equity-related incentive compensation, at the discretion of the Company’s Chief Executive Officer, and, if approved by the Company’s Board of Directors. The Company shall also reimburse the Consultant for all pre-approved reasonable and necessary business expenses incurred in the performance of his consulting services hereunder.

3. Term; Termination. This Consulting Agreement shall begin on January 19, 2021 and shall have a Termination Date of July 19, 2021, or any earlier date on which the Consulting Agreement is terminated by the Company for Cause, as defined in the Agreement and Release, or mutually by the parties.

4. Compliance. In performing services hereunder, the Consultant shall comply with all applicable laws and regulations, including but not limited to those regarding Confidential Information (as defined below), and all written policies and procedures of the Company. The Consultant represents that he is a citizen of the United States of America.

5. Independent Contractor. The Consultant shall be an independent contractor and not an employee of the Company. The Consultant will determine the method, details and means of performing the services under this Consulting Agreement, and will likewise supply all tools, equipment, and supplies required to perform the services under this Consulting Agreement. The Consultant shall be solely responsible for paying any and all federal, state and local taxes, social security payments and any other taxes or payments which may be due incident to payments made by the Company for services rendered under this Consulting Agreement.

6. Confidential and Proprietary Information. The Consultant shall hold all Confidential and Proprietary Information in strict confidence, shall not disclose any Confidential and Proprietary Information except as expressly provided herein, and shall not use any Confidential and Proprietary Information for his own benefit or otherwise against the best interests of the Company during the term of this Consulting Agreement or thereafter. If the Consultant shall be required by subpoena or similar government order or other legal process (“Legal Process”) to disclose any Confidential and Proprietary Information, then Consultant shall provide the Company with prompt written notice of such requirement and cooperate with the Company in efforts to resist disclosure or to obtain a protective order or similar remedy. Subject to the foregoing, if Confidential and Proprietary Information is required by Legal Process to be disclosed, then the Consultant may disclose such Confidential and Proprietary Information but shall not disclose any Confidential and Proprietary Information for a reasonable period of time, unless compelled under imminent threat of penalty, sanction, contempt citation or other violation of law, in order to allow the Company time to resist disclosure or to obtain a protective order or similar remedy. If the Consultant discloses any Confidential and Proprietary Information, then the Consultant shall disclose only that portion of the Confidential and Proprietary Information which, in the opinion of Company’s counsel, is required by such Legal Process to be disclosed. Upon termination of this Consulting Agreement, the Consultant shall return to the Company all Confidential and Proprietary Information in tangible form (including but not limited to electronic files) in his possession.

7. Inventions. Consultant shall, during and subsequent to the term of this Consulting Agreement, communicate to the Company all inventions, designs or improvements or discoveries relating to the Company or its business conceived during the term of this Consulting Agreement, whether conceived by Consultant alone or with others and whether or not conceived on the Company’s premises (“Company Inventions”). The Consultant shall be deemed to have assigned to the Company, without further consideration or compensation, all right, title and interest in all Company Inventions. The Consultant shall execute and deliver such documentation as may be requested by the Company to evidence such assignment. The Consultant shall also execute and deliver such documentation and provide the Company, at the Company’s expense, all proper assistance to obtain and maintain in any and all nations, patents for any Company Inventions or vest the Company or its assignee with full and exclusive title to all such patents.

8. Copyrights. All material produced by the Consultant relating to the Company or its business during the term of this Agreement, whether produced by the Consultant alone or with others and whether or not produced on the Company’s premises or otherwise, shall be considered work made for hire and property of the Company (“Company Copyrights”). The Consultant shall execute and deliver such documentation as may be requested by the Company to evidence its ownership of all Company Copyrights. The Consultant shall also execute and deliver such documentation and provide the Company, at the Company’s expense, all proper assistance to secure for the Company and maintain for the Company’s benefit all copyrights, including any registrations and any extensions or renewals thereof on all Company Copyrights, including any translations.

9. No Raid; Non-Competition. The Consultant agrees that he will not, for a period of twelve (12) months following the Termination Date hereof, for any reason whatsoever, do any of the following:

(a) Solicit, entice, persuade, encourage and otherwise induce any person that was a customer of the Company or Affiliates (whether or not the Consultant provided services for such customer) at any time during the term of this Agreement (i) to refrain from purchasing products manufactured by the Company or Affiliates or using the services of the Company or Affiliates or (ii) to purchase products and services available from the Company from any person or entity other than the Company;

(b) Solicit, entice, persuade, encourage or otherwise induce any employee of the Company to terminate such employment or to become employed by any person or entity other than the Company; or

(c) Own, manage, control or perform services for or participate in ownership, management or control, or be employed or engaged by or otherwise affiliated or associated with (as an employee, consultant, independent contractor, director, agent, or otherwise) with any other corporation, partnership, proprietorship, firm, association or other business entity in the world that manufactures or sells any product that competes with or is a substitute for any product manufactured or sold by the Company on the date of termination of this Consulting Agreement (collectively, “Compete”); provided, however, that the Consultant may own up to five percent (5%) of any class of publicly traded securities of any such entity. Notwithstanding the foregoing, the Consultant may compete if, and only if, the aggregate annual revenue contributed by all competitive or substitute products to such other entity is not greater than five percent (5%) of such entity’s total annual revenue and the Consultant does not have any direct management responsibility for such competitive or substitute products manufactured or sold by such other entity. For purposes of this Paragraph 9(c), the term “direct management responsibility” means that the management of the manufacturer or sale of competitive or substitute products comprises a material part of the Consultant’s duties.

10. Use and Disclosure of Ideas, Etc. The Consultant shall not use or disclose to the Company any subject matter in course of performing this Agreement, including ideas, processes, designs and methods, unless he has the right to so use or disclose.

11. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the United States without regard to the conflicts of law principles thereof.

(b) This Consulting Agreement supersedes any and all other agreements with the exception of the Separation Agreement and General Release which was executed contemporaneously herewith, either oral or written, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to the subject matter hereof.

(c) The provisions of paragraphs 4 through 10 of this Consulting Agreement shall survive its termination.

(d) This Consulting Agreement may not be altered, amended or modified except by written instrument signed by the parties hereto.

(e) Neither party shall be deemed the drafter of this Consulting Agreement nor shall it not be construed or interpreted in favor of or against either party.

(f) Section headings are for the convenience of the parties only and shall not be used in interpreting this Consulting Agreement.

(g) If any provision of this Consulting Agreement shall be found by a court of competent jurisdiction to be unenforceable in any respect, then (i) the court shall revise such provision the least amount necessary in order to make it enforceable, and (ii) the enforceability of any other provision of this Consulting Agreement shall not be affected thereby.

(h) Consultant may not assign this Consulting Agreement or delegate his duties hereunder. The Company may assign this Consulting Agreement to any Affiliate.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement effective as of the day and year set forth above.

ONDAS HOLDINGS INC.

By:	/s/ Eric A. Brock
Eric A. Brock
Chief Executive Officer

CONSULTANT

/s/ Thomas V. Bushey
Thomas V. Bushey

EXHIBIT B

LETTER OF RESIGNATION

January 19, 2021

Mr. Eric A. Brock, Chief Executive Officer

Ondas Holdings Inc.

61 Old South Rd., #495

Nantucket, MA 02554

Dear Mr. Brock:

Please consider this letter as my immediate, voluntary resignation as President of Ondas Holdings Inc., a Nevada corporation (the “Company”). I am resigning to pursue other opportunities and my resignation is not the result of a disagreement with the Company, or any matter relating to the Company’s operations, policies, or practices.

Pursuant to the Separation Agreement and General Release between me and the Company, I have agreed to continue to provide consulting services to the Company as requested, and will continue as a director if requested in writing by the Board.

Sincerely,

/s/ Thomas V. Bushey
Thomas V. Bushey

B-1